Craig K. Hubbard

Treasurer

985.801.5117

craig.hubbard@poolcorp.com

FOR IMMEDIATE RELEASE

SCP POOL CORPORATION

REPORTS RECORD FISCAL 2004 RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

31% EARNINGS PER SHARE INCREASE

COVINGTON, La. (February 17, 2005) – SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) today reported record net sales and net income for 2004.

Earnings per share for 2004 increased 31% to $1.19 per diluted share on net income of $66.9 million, compared to $0.91 per diluted share on net income of $50.8 million last year.

Net sales for the year ended December 31, 2004 increased $155.1 million, or 13%, to $1.31 billion, compared to $1.16 billion in 2003. Base business sales growth of 10% contributed $116.8 million to the increase, while acquired service centers and service centers consolidated with acquired locations accounted for the remaining increase. The increase in base business sales is primarily due to the growth in the installed base of swimming pools and POOL’s execution of its sales and service programs coupled with 27% growth in complementary product sales.

Gross profit for the year ended December 31, 2004 increased $55.7 million, or 18%, to $370.8 million from $315.1 million in 2003. This increase was primarily due to the increase in net sales and higher margins. Gross profit as a percentage of net sales (gross margin) increased 100 basis points to 28.3% in 2004 from 27.3% in 2003. The base business gross margin improved 120 basis points primarily due to improved selling and supply chain management practices.

Operating expenses in 2004 increased $30.1 million, or 13%, to $257.2 million from $227.1 million in 2003. Operating expenses as a percentage of net sales remained unchanged at 19.6%. Base business operating expenses as a percentage of net sales improved to 19.2% in 2004 from 19.3% in 2003.

Operating income increased $25.6 million, or 29%, to $113.6 million in 2004 from $88.0 million in 2003. Operating income as a percentage of net sales (operating margin) increased 110 basis points to 8.7% in 2004 from 7.6% in 2003. Base business operating margin increased 130 basis points to 9.2% in 2004 from 7.9% in 2003. EBITDA (as defined in the addendum) increased 28% to $123.9 million in 2004 from $97.0 million in 2003.

Cash provided by operations was $56.0 million, or 84% of net income, compared to cash from operations of $78.1 million in 2003. The decrease in 2004 cash from operations relates to a change in vendor payment philosophy, which helped contribute to the operating margin improvement in 2004, and to the timing of sales within the fourth quarter of 2004, which will benefit cash flow in the first quarter of 2005.

POOL Reports Record 2004 Results

February 17, 2005

“Strong operating income growth of 29% is a result of our continued improvement in executing every facet of our business. This improvement is consistent with prior years, and we anticipate ongoing improvement for many years into the future. At this juncture, we believe 15%-18% growth in EPS for 2005 is reasonable,” commented Manuel Perez de la Mesa, President and CEO.

In the fourth quarter of 2004, net sales increased $20.0 million, or 11%, to $209.9 million, compared to $189.9 million in the comparable 2003 period. Base business sales growth was also 11% and accounted for nearly the entire increase in net sales in the fourth quarter. Gross profit margin increased 80 basis points to 26.9% in the fourth quarter of 2004 from 26.1% for the same period last year. Base business gross margin increased 100 basis points to 27.1% in the fourth quarter of 2004 compared to 26.1% in the fourth quarter of 2003. Operating loss for the fourth quarter was $3.6 million, or 1.7% of net sales, compared to an operating loss of $3.9 million, or 2.1% of net sales in the same period last year. Loss per share for the fourth quarter of 2004 was $0.05 on a net loss of $2.7 million, compared to $0.06 per share on a net loss of $3.0 million in the fourth quarter of 2003.

Pool also announced today that its Board of Directors has declared its regular quarterly cash dividend of $0.07 per share. The dividend will be payable on March 14, 2005 to holders of record on February 28, 2005.

Wilson B. Sexton, Chairman, added, “The Board is very pleased with the year’s results and continues to be excited about the opportunities for the future.”

At December 31, 2004, 195 service centers were included in the base business calculations, and 6 service centers were excluded because they were acquired within the last 15 months.

All share and per share data for all periods presented reflect the effects of the three–for–two stock split effective September 10, 2004.

SCP Pool Corporation is the world’s largest wholesale distributor of swimming pool supplies and related products. As of February 17, 2005, POOL operates 203 service centers in North America and Europe, through which it distributes more than 91,000 national brand and private label products to roughly 48,000 customers. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2003 Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission.

POOL Reports Record 2004 Results

February 17, 2005

Consolidated Statements of Income
(Unaudited)	Twelve Months Ended		Three Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2004	2003(1)	2004	2003
Net sales	$1,310,853	$1,155,832	$209,937	$189,949
Cost of sales	940,019	840,694	153,533	140,352
Gross profit	370,834	315,138	56,404	49,597
Percent	28.3%	27.3%	26.9%	26.1%

Selling and administrative expenses	257,240	227,112	60,020	53,499
Operating income (loss)	113,594	88,026	(3,616)	(3,902)
Percent	8.7%	7.6%	(1.7)%	(2.1)%

Interest expense	3,855	4,669	882	1,007

Income (loss) before income taxes	109,739	83,357	(4,498)	(4,909)
Provision for income taxes	42,798	32,509	(1,754)	(1,915)
Net income (loss)	$66,941	$50,848	$(2,744)	$(2,994)
Net income (loss) per share
Basic	$1.27	$0.96	$(0.05)	$(0.06)
Diluted	$1.19	$0.91	$(0.05)	$(0.06)
Weighted average shares outstanding
Basic	52,838	53,058	52,179	53,179
Diluted	56,139	55,773	55,560	56,345
Cash dividends declared per common share	$0.20	$—	$0.07	$—

(1)	Audited

Note: Earnings per share and weighted average shares outstanding for the prior periods have been adjusted to reflect the three-for-two stock split effective September 10, 2004.

POOL Reports Record 2004 Results

February 17, 2005

Condensed Consolidated Balance Sheets
(In thousands)	(Unaudited)	(Audited)
	December 31,
	2004	2003
Assets
Current assets
Cash and cash equivalents	$21,762	$12,812
Receivables, net	33,887	25,728
Receivables pledged under securitization agreement	63,702	58,096
Product inventories, net	195,787	193,905
Prepaid expenses	6,057	3,991
Deferred income taxes	2,340	1,864
Total current assets	323,535	296,396

Property and equipment, net	18,595	24,643
Goodwill	104,684	112,140
Intangible assets, net	12,620	14,631
Investments	18,616	—
Other assets, net	2,816	2,462
Total assets	$480,866	$450,272
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	113,114	118,312
Accrued and other current liabilities	38,287	35,386
Short-term financing	42,595	42,418
Current portion of long-term debt	1,350	40,250
Total current liabilities	195,346	236,366

Deferred income taxes	11,625	10,569
Long-term debt, less current portion	50,420	3,607
Other long-term liabilities	3,140	4,489

Total stockholders’ equity	220,335	195,241
Total liabilities and stockholders’ equity	$480,866	$450,272

1.

The allowance for doubtful accounts (AFDA) was $3.1 million in 2004 and $3.8 million in 2003. The AFDA represented 51% and 54% of the accounts receivable greater than 60 days past due in December 2004 and December 2003, respectively.

2.	The inventory reserve was $3.1 million in December 2004 and December 2003. The slowest moving class of inventory decreased approximately $0.1 million from 2003 to 2004.

POOL Reports Record 2004 Results

February 17, 2005

Condensed Consolidated Statements of Cash Flows
(In thousands)	(Unaudited)	(Audited)
	Year Ended December 31,
	2004	2003
Operating activities
Net income	$66,941	$50,848
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	10,275	8,940
Other	(318)	1,232
Changes in operating assets and liabilities,
net of effects of acquisitions
Receivables	(12,879)	(4,976)
Product inventories	(2,681)	2,030
Accounts payable	(6,880)	16,322
Deferred tax , net of provision	239	7,113
Other	1,255	(3,375)
Net cash provided by operating activities	55,952	78,134

Investing activities
Acquisition of businesses, net of cash acquired	(644)	(21,772)
Equity interest investment	(6,961)	—
Purchase of property and equipment, net of sale proceeds	(6,063)	(8,351)
Net cash used in investing activities	(13,668)	(30,123)

Financing activities
Proceeds from revolving line of credit	340,104	195,800
Payments on revolving line of credit	(328,584)	(282,075)
Proceeds from asset-backed financing	66,522	102,270
Payments on asset-backed financing	(66,345)	(62,029)
Proceeds from other long-term debt	—	3,711
Payments on other long-term debt	(2,023)	(1,014)
Issuance of common stock under stock option plans	6,917	4,322
Payment of cash dividends	(10,706)	—
Purchase of treasury stock	(40,823)	(3,336)
Net cash used in financing activities	(34,938)	(42,351)
Effect of exchange rate changes on cash	1,604	2,020
Increase in cash and cash equivalents	8,950	7,680
Cash and cash equivalents at beginning of year	12,812	5,132
Cash and cash equivalents at end of year	$21,762	$12,812

POOL Reports Record 2004 Results

February 17, 2005

Addendum

(Unaudited)	Base Business		Acquired Service Centers		Total
(In thousands)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	December 31,		December 31,		December 31,
	2004	2003	2004	2003	2004	2003
Net sales	$203,492	$183,857	$6,445	$6,092	$209,937	$189,949

Gross profit	55,232	48,032	1,172	1,565	56,404	49,597
Gross margin	27.1%	26.1%	18.2%	25.7%	26.9%	26.1%

Selling and operating expenses	57,322	51,309	2,698	2,190	60,020	53,499
Expenses as a % of net sales	28.2%	27.9%	41.9%	35.9%	28.6%	28.2%

Operating loss	(2,090)	(3,277)	(1,526)	(625)	(3,616)	(3,902)
Operating loss margin	(1.0)%	(1.8)%	(23.7)%	(10.3)%	(1.7)%	(2.1)%

(Unaudited)	Base Business		Acquired and Consolidated		Total
(In thousands)	Twelve Months		Twelve Months		Twelve Months
	Ended		Ended		Ended
	December 31,		December 31,		December 31,
	2004	2003	2004	2003	2004	2003
Net sales	$1,254,907	$1,138,133	$55,946	$17,699	$1,310,853	$1,155,832

Gross profit	356,555	309,909	14,279	5,229	370,834	315,138
Gross margin	28.4%	27.2%	25.5%	29.5%	28.3%	27.3%

Selling and operating expenses	240,943	219,554	16,297	7,558	257,240	227,112
Expenses as a % of net sales	19.2%	19.3%	29.1%	42.7%	19.6%	19.6%

Operating income (loss)	115,612	90,355	(2,018)	(2,329)	113,594	88,026
Operating income (loss) margin	9.2%	7.9%	(3.6)%	(13.2)%	8.7%	7.6%

We calculate base business growth by excluding the following service centers from the calculation for 15 months:

•	Service centers acquired;
•	Service centers consolidated with acquired service centers; and
•	New service centers opened in new markets.

POOL Reports Record 2004 Results

February 17, 2005

Additionally, we allocate overhead expenses to the base business by considering base business net sales as a percentage of total net sales.

The effect of service center acquisitions and consolidations in the tables above includes the operations of the following:

•	Service centers consolidated with Fort Wayne locations – January and February 2003 and January and February 2004
•	Les Industries R.P., Inc – January through July 2004 and May through July 2003
•	SCP Mexico S.A. de C.V. – January through October 2004 and August through October 2003
•	Sud Ouest Filtration – January through October 2004 and August through October 2003
•	Distribution division of Litehouse Products - January through December 2004 and October through December 2003
•	SCP Pool Distributors Spain, S.L. – January through December 2004 and November through December 2003

EBITDA, as discussed above, is defined as net income plus interest expense, income taxes, depreciation and amortization. We consider EBITDA an important indicator of the operational strength and performance of our business, including the ability to provide cash flows to fund growth, service debt and pay dividends. EBITDA eliminates the non-cash depreciation of tangible assets and amortization of intangible assets. We believe EBITDA should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

The table below presents a reconciliation of net income to EBITDA.

(Unaudited)	Twelve Months Ended
(In thousands)	December 31,
	2004	2003
Net income	$66,941	$50,848
Interest	3,855	4,669
Taxes	42,798	32,509
Depreciation	5,897	5,592
Amortization	4,379	3,417
EBITDA	$123,870	$97,035